UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 2, 2005

Andrx Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-31475	65-1013859
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4955 Orange Drive, Davie, Florida		33314
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	954-584-0300

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

Agreements with First Horizon Pharmaceutical Corporation

On March 2, 2005, Andrx Corporation ("Andrx") announced that it has entered into agreements with First Horizon Pharmaceutical Corporation ("First Horizon") for the sale and licensing of certain rights to Andrx’s Fortamet® and Altoprev® brand pharmaceutical products. Under the terms of the definitive agreement, Andrx will receive $50 million for Fortamet at closing and up to $35 million for Altoprev, contingent upon Andrx achieving and maintaining certain defined manufacturing service levels. Andrx will also receive royalties on net sales, as defined, of 8% on Fortamet and 15% for Altoprev. First Horizon will exclusively license the regulatory approvals to sell Fortamet and Altoprev in the United States and certain intellectual property, and will purchase the Fortamet and Altoprev trademarks and certain marketing materials for the promotion, advertising and marketing of Fortamet and Altoprev.

The closing of the transaction, which is subject to certain customary conditions including clearance under the Hart-Scott-Rodino Antitrust Improvements Act, is expected to occur by May 2005.

At closing, First Horizon and Andrx will also enter into a long-term manufacturing and supply agreement, a transition services agreement, a quality assurance agreement and an intellectual property license agreement. The manufacturing and supply agreement provides for the supply of Fortamet and Altoprev at a specified per unit transfer price, which is subject to adjustment based on changes in the cost of the active pharmaceutical ingredients as well as an annual inflationary index.

Acceleration of Options

On March 2, 2005, the Compensation Committee of Andrx’s Board of Directors accelerated the vesting of all of Andrx’s unvested out-of-the-money stock options, including stock options held by executive officers and the members of the Board of Directors. An option was considered out-of-the-money if the holder’s stated option exercise price was greater than the $21.57 closing price of Andrx Group Common Stock ("Andrx Common Stock") on the Nasdaq National Market Quotation System on March 2, 2005, when the acceleration was approved. As a result of the acceleration, options outstanding as of December 31, 2004 to acquire approximately 2.0 million shares of Andrx Common Stock, with a range from $21.60 to $85.00 and a weighted-average exercise price of $34.98, became immediately exercisable. These accelerated options represent approximately 30% of Andrx’s total outstanding options and otherwise would have vested from time to time through 2008.

The Compensation Committee’s decision to accelerate the vesting of these options was based on a review of Andrx’s long-term incentive programs in light of current market conditions and changing accounting rules regarding stock option expensing that Andrx must follow beginning July 1, 2005. This accounting rule, entitled Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment ("SFAS 123R"), will generally require that compensation cost related to share-based payment transactions, including stock options, be recognized in the financial statements. Andrx believes that the acceleration of the vesting of these out-of-the-money stock options will eliminate the need for recognizing future compensation expense of approximately $32 million associated with these options. Of such expense for out-of-the-money stock options, approximately $9.2 million relates to the acceleration of vesting of approximately 510,000 options held by executive officers and directors. There can be no assurance that the acceleration of the vesting of these options will not result in some future compensation expense.

Amended and Restated Employment Agreement with Larry Rosenthal

On March 8, 2005, Andrx amended and restated its employment agreement with Larry Rosenthal, President of Andrx Pharmaceuticals, Inc. to update, extend and modify the terms of his May 2002 agreement. The agreement now provides for an annual base salary of $375,000, subject to upward adjustment by the Compensation Committee, as well as a car allowance, medical and dental insurance for his immediate family and other executive benefits, including a grossed-up travel allowance, which he received in lieu of a relocation package. The employment agreement expires in March 2006, and provides that the executive is entitled to a lump sum payment equal to two times his highest annual salary and annual bonus amount during the preceding three years, the immediate vesting of any unvested shares under stock option agreements, restricted stock grants and other equity awards, and 12 months of continued medical and dental insurance coverage for the executive officer and his family if, without cause, his employment is terminated or he resigns following the diminishment of his responsibilities at Andrx.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

10.87 Amended and Restated Employment Agreement between Andrx Corporation and Larry Rosenthal*

99.1 Press release issued by Andrx Corporation on March 2, 2005

*Management Compensation Plan or Arrangement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Andrx Corporation

March 8, 2005	By:	/s/ Angelo C. Malahias

Name: Angelo C. Malahias
Title: President

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Exhibit Index

Exhibit No.	Description

10.87	Amended and Restated Employment Agreement between Andrx Corporation and Larry Rosenthal
99.1	Press Release issued by Andrx Corporation on March 2, 2005